Exhibit 23.1

                      Consent of Murphy, Whalen & Broussard

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                       CONSENT OF INDEPENDENT ACCOUNTANTS




     We hereby consent to the use of our report on the financial statements of Florida Parishes Bank (formerly Florida Parishes Homestead Association) (the "Bank") dated March 4, 1999, in the prospectus for FPB Financial Corp. (the "Company") constituting part of the Company's Amendment No. 1 to Registration Statement on Form SB-2 and the Bank's Amendment No. 1 to Application for Conversion. We also consent to the reference to us under the headings "Experts", "The Conversion - Tax Aspects" and "Legal and Tax Opinions" in the Prospectus contained in the amended Form SB-2 and the amended Application for Conversion.





                                          /s/ Murphy, Whalen & Broussard, L.L.C.
                                          --------------------------------------
                                          Murphy, Whalen & Broussard, L.L.C.




April 28, 1999